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                                  EXHIBIT 10.9

                         EXECUTIVE EMPLOYMENT AGREEMENT


This employment agreement (the "Agreement") is made and entered into this 26th day of September 1996 between LHS Group Inc. (hereinafter referred to as "Employer") and Wolf Gaede (hereinafter referred to as "Executive").
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                                    PREAMBLE

Employer is totally aware of Executive's situation regarding his position in his partnership and the termination situation (expiry date according to the partnership agreement is the end of 1997). Nevertheless, the employer wants to hire the Executive under all circumstances. Executive is willing to try to negotiate an earlier termination date with his partnership.

                                  WITNESSETH:
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In consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

1.  EMPLOYMENT

       Employer agrees to employ Executive in LHS Group Inc. in the position of the Executive Vice President and acting as General Counsel of LHS group worldwide.

       Employer, furthermore, agrees to employ Executive at the same time also as Chief Executive Officer ("CEO") of one of its subsidiaries in the US, which subsidiary will be an operational entity within LHS group, if such subsidiary exists besides LHS Communications System Inc.
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       The Executive shall upon signature serve as a member of the Board of
     Directors of LHS Group Inc. Employer shall always make sure that Executive can serve as a Director of Employer's Board during his employment as General Counsel.

       Executive accepts employment with Employer upon the terms and conditions set forth in this Agreement. Executive agrees to be a full-time employee of Employer and devote his full and exclusive time, energy and skill to the business and affairs of his employment with Employer (see also 5.).

       If Executive cannot get a visa permission for the U.S. this Agreement shall bind also LHS Holding Germany GmbH and Executive shall serve in the above-mentioned positions from Europe and travel to the U.S.

2.   TERM OF EMPLOYMENT

       The initial term of this Agreement commences -- upon request of the Executive -- on the 1st day of January, 1997, or on any date thereafter, but on the 1st day of November, 1997 at the latest, and shall continue until terminated as provided in this Paragraph 2.

     (a) Termination by Employer -- This Agreement cannot be terminated by Employer during the first two years of employment. Thereafter, Employer may terminate it at any time for any reason upon ninety (90) days written notice to Executive. In the event this Agreement is terminated by Employer without Cause, Executive shall be entitled to receive a severance payment equal to six (6) months of Executive's then monthly base salary.
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          The severance payment shall be made at the last day of employment of the Executive.

     (b) Termination by Executive -- This Agreement may be terminated by Executive at any time for any reason upon ninety (90) days written notice to Employer. Executive agrees that Employer shall be entitled, at its sole discretion, to waive the referenced ninety-day notice and to accept and treat Executive's notice of termination as an immediate termination of this Agreement by Executive: provided, that if such waiver occurs, Executive shall be entitled to receive his salary through the ninety-day notice.

     (c) Termination for Cause -- The Executive's employment under this Agreement may be terminated at any time during the employment period for Cause by action of the Employer after the Employer has given written notice to the Executive to cure any misbehavior within an adequate period of time combined with the announcement otherwise to terminate the Employment for Cause.

          As used in this Agreement, the term "Cause" shall mean any of the
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          following events:

          (i)  the Executive's conviction of or plea of guilty or nolo
                                                                  ----
               contendere, no contest or the equivalent to a felony or
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               misdemeanor involving moral turpitude or a felony or misdemeanor which results in a term of imprisonment;
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          (ii) the Executive's willful gross misconduct, or grossly neglect of duties or failure to act that is substantially material injurious to the business of Employer.

     (d) In the event of termination for Cause, Executive shall not be entitled to any payment except for compensation accrued as of such termination date.

     (e) If the Executive dies, his employment under this Agreement shall be deemed to cease as of the date of his death, and his rights pursuant to Paragraph 3a) and b) shall cease as of the last day of the third
          (3rd) month after his death occurs except for compensation accrued as of such last day of the third (3rd) month after his death occurs.

     (f) In the event Executive becomes disabled during the employment period, all compensation shall cease during the period of disability, provided, however, that if the monthly disability benefit which Executive is paid as a salaried employee is less than the salary provided for in Paragraph 3. during such time, Employer shall pay such deficiency on a monthly basis. Disability for purposes hereof shall mean a physical or mental injury or disease which renders Executive unable to perform the essential functions of his position as assigned to him by Employer pursuant to this Agreement as determined in good faith. These disability payments will cease if the disability continues for more than ninety (90) consecutive days at which point this Agreement will terminate.
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3.        EMPLOYMENT PERIOD COMPENSATION

     (a) For services rendered by the Executive hereunder, the Employer shall pay him a base salary (the "Salary") during the employment period at
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          the rate of $350,000 per contract year.  The Salary shall be payable in twelve equal installments at the end of a month. The Employer shall review the Salary annually and, may increase the Salary. The Employer shall consider increases in the cost of living as well as performance for the basis of determining increases.

          Employer shall pay the first yearly Salary in the amount of US$350.000,00 immediately upon signature of this Agreement and without any deduction to Executive. This Agreement is conditioned upon that payment. This payment shall serve as security for the paragraph below. If Executive starts employmentship he immediately shall pay to Employees the amount which equals the base to be paid for a one year base salary by Employees on behalf of Executive from the amount of $350.000,00.

          In case the employment -- for whatever reason -- does not start according to Paragraph 2 sentence 1, the first payment of US$ 350.000,00 shall be deemed to be a compensation for the "loss of employment", which compensation is not repayable to and may not be reclaimed by Employer for whatever reason, with one exception: If the non-start of employment is caused by Executive's willful gross misconduct Executive shall repay the amount of US$ 350.000,00.

          The aforementioned compensation payment does not prevent Executive from claiming further damages suffered.
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          If Executive terminates the Agreement during the fist six months of employment, repayment of the remaining payment of US$ 450.000,00 shall be made by Executive, otherwise not.

     (b) Executive shall be entitled to a partition in any bonus plan(s) and any other employee welfare and benefit programs of LHS Group Inc. and LHS group companies. Regardless any (existing) bonus plans(s) Employer hereby guarantees to Executive a bonus scheme of at least US$ 100,000 per year reachable for Executive by 100% performance according to Employers bonus plan for the first three years of the employment. This bonus is payable in equal monthly payments starting with employment. Employer guarantees a bonus of $50,000 for the first six months of employment.

     (c) Employer shall offer and hereby offers Executive 150.000 stock options of LHS Group Inc. at a strike price of not more than US$ 6.
          Paragraph. 3(a) sub-sections 3, 4 and 5 shall apply by way of analogy.

          In any case, Executive has the right to exercise the 5 years ratable stock options in total if and after the current CEO of Employer, Hartmut Lademacher, resigned either from his position as CEO of LHS Group Inc. or from his position as Director of the Board of LHS Group Inc. Executive has the same right in case of any change of control in LHS Group Inc.

     (d) The Executive is authorized to incur reasonable expenses in connection with performing his duties under this Agreement, including expenses for entertainment, travel and similar items.
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     (e)  The Executive shall be entitled to twenty five (25) days paid vacation each calendar year. Unused vacation may be carried over to the subsequent year or bought by the Executive.

     (f) Employer shall provide Executive at his choice with an American or German model automobile with a value of up to Fifty Thousand Dollars ($50,000) and shall pay or shall reimburse the Executive for the reasonable expenses incident to the operation of use of such automobile and incurred in connection with performing his duties under this Agreement.

     (g) The Employer shall provide full premium health coverage for the Executive, his spouse and his dependent children. The coverage will include 100% reimbursement for medical, dental and vision care during the period of employment according to Employer's health care plan.

     (h) In recognition of the Executive's need to relocate from his current residence, the Employer shall pay to Executive a relocation allowance in form of a lump sum of $75,000. In addition, Employer shall compensate the Executive for travel costs to Germany with his family once per year of employment.

4.        CONFIDENTIALITY

     (a) The Executive hereby acknowledges that (i) his employment will bring him into contact with many confidential matters of the Employer (the

          "Confidential Information"); (ii) such Confidential Information
          -------------------------
          constitutes a
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          valuable, special and unique asset of the Employer and (iii) the services to be performed by the Executive under this Agreement are of a unique and intellectual character.

     (b) In recognition of the foregoing, the Executive covenants and agrees that:

          (i) the Executive will not use, divulge, publish or otherwise reveal, either directly or through another, Confidential Information of the Employer; and

          (ii) the Executive agrees that he will not publish, or otherwise publicly disclose any Confidential Information without the prior written consent thereto and review thereof.

5.   ADMISSION(S) TO THE BAR(S)

     The Executive may keep his existing and may apply for any new admission to the bar(s) as an attorney-at-law in any place of the world. He may also work in this capacity. This may, however, not affect the fulfillment of his duties under this Agreement in a severe manner.

6.   APPLICABLE LAW/VENU

     This Agreement shall be governed by and construed in accordance with German Law, except for the International Private Law. Venue for all disputes is Frankfurt am Main, Germany or, at the choice of Executive, the seat of Employer.
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7.   SEVERABILITY

     The encalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement and this Agreement shall be construed in all respects as if such valid or unenforceable provision was omitted ab initio.

8.   ENTIRE AGREEMENT AND AMENDMENT

     This Agreement constitutes the entire understanding among the parties with respect to the employment of Executive by Employer and shall supersede any prior agreements and understanding among the parties with respect to such subject matter. This Agreement may not be modified or amended except in writing signed by all of the parties hereto.

Frankfurt/Atlanta
LHS GROUP INC.:

By:  /s/ Hartmut Lademacher             /s/ Dr. Wolf J. Gaede
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     Hartmut Lademacher                 Executive


LHS Holding Germany GmbH

By:  /s/ Hartmut Lademacher
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     Hartmut Lademacher